Filed pursuant to Rule 433 of the Securities Act of 1933

Registration Statement No. 333-181549

May 6, 2014

Eastman Chemical Company

Pricing Term Sheet

$500,000,000 4.650% Notes due 2044

Issuer:	Eastman Chemical Company
Ratings:	Baa2/BBB/BBB (1)
Pricing Date:	May 6, 2014
Settlement Date:	T+7; May 15, 2014 (2)
Security Type:	Senior Unsecured Notes
Principal Amount:	$500,000,000
Maturity:	October 15, 2044
Coupon:	4.650%
Price to Public:	98.943%
Yield to Maturity:	4.716%
Spread to Benchmark Treasury:	T+135 bps
Benchmark Treasury:	3.750% due November 15, 2043
Benchmark Treasury Spot and Yield:	107-04+ / 3.366%
Interest Payment Dates:	April 15 and October 15, commencing October 15, 2014
Make-Whole Call:	T+20 bps (at any time prior to April 15, 2044)
Par Call:	At any time on or after April 15, 2044
CUSIP:	277432 AP5
ISIN:	US277432AP52
Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC
Senior Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. RBS Securities Inc.
Co-Managers:

HSBC Securities (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Morgan Stanley & Co. LLC

The Williams Capital Group, L.P.

RBC Capital Markets, LLC

SMBC Nikko Capital Markets Limited

SunTrust Robinson Humphrey, Inc.

(1) A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

(2) We expect that delivery of the notes will be made against payment thereof on or about the settlement date specified in this communication, which will be the seventh business day following the date of pricing of the notes (this settlement cycle being referred to as “T+7”). Under Rule 15c6-1 of the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or the next three succeeding business days should consult their own advisor.

The issuer has filed a registration statement (including a base prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. The issuer files annual, quarterly, and current reports, proxy statements and other information with the SEC. Before you invest, you should read the preliminary prospectus supplement for this offering, the issuer’s prospectus in the registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. We urge you to read these documents and any other relevant documents when they become available because they contain important information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) on the SEC’s web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus supplement and prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

This pricing term sheet supplements the preliminary prospectus supplement issued by Eastman Chemical Company on May 6, 2014 relating to its prospectus dated May 18, 2012.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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